Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-187399 and 333-187400 on Form F-3 of our report dated March 27, 2015, relating to the consolidated financial statements of Nordic American Tankers Limited and its subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 20-F of Nordic American Tankers Limited for the year ended December 31, 2014.

/s/ Deloitte AS

Oslo, Norway
March 27, 2015